Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into an effective as of February 26, 2025 (the “Effective Date”), by and between STAAR Surgical Company, a Delaware corporation on behalf of itself and any and all affiliated entities (together, the “Company”) and Thomas G. Frinzi (the “Consultant”).

RECITALS

A. The Company is a leading developer, manufacturer and marketer of phakic implantable lenses used in refractive surgery and accessory delivery systems related thereto (the “Business”).

B. The Consultant is the former Chief Executive Officer of the Company with expertise is a wide range of leadership, strategic, and operational matters regarding the Company.

C. The Consultant’s employment as Chief Executive Officer of the Company terminated on the Effective Date.

D. The Company wishes to retain the Consultant, and the Consultant wishes to be retained by the Company on the terms set forth in this Agreement, effective as of the Effective Date, such that Consultant’s service hereunder is continuous with his service as Chief Executive Officer.

NOW, THEREFORE, in consideration of the premises stated above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

AGREEMENT

1. Term. The Company retains the Consultant and the Consultant accepts this appointment with the Company for a period beginning as of 12:00 p.m. Pacific Time on the Effective Date and ending January 26, 2026 (such period, the “Term”). The parties agree that the commencement of the Consultant’s service on the Effective Date shall occur simultaneously with the Consultant’s termination of employment as Chief Executive Officer of the Company, such that Consultant’s service pursuant to this Agreement is continuous with his service as Chief Executive Officer.

2. Duties of the Consultant. The Consultant agrees to perform the services described in Exhibit A to this Agreement. The Consultant will determine the method, details and means of performing the services.

3. Compensation. The Company shall pay to the Consultant, as compensation for the services performed pursuant to this Agreement, the amount of forty-five thousand dollars per month ($45,000), to be paid on the last day of each month during the Term of this Agreement after the performance of the services to be performed in that monthly period.

4. Nondisclosure and Noncompetition.

4.1. Access to Confidential Information. The Consultant acknowledges that during the Term of this Agreement, the Consultant will have access to, view, make use of and add value to confidential proprietary information of the Company, which includes, without limitation, trade secrets, systems, designs, methods, formulae, specifications, proprietary techniques, documentation, manuals, files, records, computer software programs, white papers, other confidential reports and communications and lists of and information relating to suppliers, customers and prospects, whether provided by the Company or developed by the Consultant (“Confidential Information”). The Consultant further acknowledges that any information and materials received by the Company from third parties in confidence (including materials so received by the Consultant on behalf of the Company) shall be included in the definition of Confidential Information.

4.2. Nondisclosure of Confidential Information. The Consultant agrees to hold all Confidential Information in strict confidence, and agrees not to directly or indirectly disclose, divulge, reveal, report, publish or transfer, for any purpose whatsoever, any Confidential Information to any person or entity. The Consultant acknowledges that the Company holds all right, title, and interest in and to all tangible and intangible incidents of the Confidential Information, including, without limitation, all trade secrets, copyrights, patent rights and derivative works pertaining thereto, and that this agreement conveys to the Consultant only a limited right to use the Confidential Information in the course of performing this Agreement. Such right is fully revocable in accordance with the provisions of this Agreement. The Consultant further agrees that, except for such right of use, it shall not assert any right, title, or interest in or to the Confidential Information. The Consultant agrees to return all Confidential Information in the Consultant's possession or under the Consultant's control at the request of the Company or, in the absence of such a request, upon the termination of this Agreement.

4.3. No Unfair Use by the Consultant. The Consultant agrees that the Consultant shall not use Confidential Information in any way or at any time except as required in the course of the Consultant’s business relationship with the Company, nor will the Consultant appropriate Confidential Information for the Consultant’s own use or the use of any other party. The Consultant agrees that any use, appropriation or disclosure of Confidential Information not in accordance with this Agreement constitutes unfair competition. The Consultant promises and agrees not to engage in any unfair competition with the Company.

4.4. Right of Injunction. As any breach by the Consultant of its covenants and agreements in this section may cause irreparable injury to the Company that cannot be redressed by the payment of monies, the Company shall be entitled to enjoin any such threatened or continuing violation.

4.5. Excluded Information. “Confidential Information” shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which the Company is a party or a beneficiary or (iii) any duty owed to the Company by the Consultant or any third party; provided, however, that the Consultant hereby acknowledges and agrees that if the Consultant shall seek to disclose, divulge, reveal, report, publish, transfer or use any Confidential Information to any third party, the Consultant shall bear the burden of proving that any such information shall have become publicly available without any such breach. Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency; provided, however, that (i) the Consultant shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. Further, the Company acknowledges and agrees that pursuant to the federal Defend Trade Secrets Act: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5. Ownership of Information.

5.1. Property Belonging to the Company. The Consultant agrees that all right, title and interest in any findings, reports, inventions, writings, disclosures, discoveries, computer code, developments and improvements written, invented, made or conceived by the Consultant and relating to implantable devices, instruments or equipment for ophthalmic surgery or related procedures (“inventions”) in the course of or arising out this Agreement and with the Company’s equipment, supplies, facilities or confidential proprietary information shall be the sole and exclusive property of the Company and shall be work made for hire. The Consultant agrees to disclose all such inventions to the Company.

5.2. Further Acts. The Consultant agrees that, both during and after the Consultant's engagement by the Company, upon the request of the Company and without further compensation, but at no expense to the Consultant, the Consultant shall execute any instruments and to do all other things reasonably requested by the Company, including the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain the Company’s rights to its inventions, including without limitation patent applications and United States and foreign patents on the Company’s inventions, and copyright registrations on the Company’s inventions.

6. Termination Without Cause.

6.1. Termination Due to Death. This Agreement shall be terminated upon the death of the Consultant and no further payments shall be made pursuant to its terms.

6.2. Termination Due to Disability. The Company reserves the right to terminate this Agreement immediately after the Consultant suffers any physical or mental disability that, in the Company’s sole determination, would prevent the performance of the Consultant’s duties under this Agreement. A termination pursuant to this section shall be effected by giving ten days’ written notice of termination to the Consultant.

6.3. Termination Not For Cause. Termination of this Agreement under this Section 6 shall not be considered “for cause.”

7. Termination for Cause.

7.1. Termination for Cause. The Company reserves the right to immediately terminate this Agreement if the Consultant breaches this Agreement or habitually neglects the duties that he or she is required to perform hereunder, or if he commits acts of dishonesty, fraud, or misrepresentation, misuses or misappropriates Confidential Information, or engages in unfair competition with the Company as contemplated by Section 4 above. The Company reserves the right to immediately terminate this Agreement if the Consultant fails to promptly and faithfully comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company or fails to conform to all laws and regulations or commits any act or becomes involved in any situation or occurrence tending to bring the Company into public scandal or ridicule or which will reflect unfavorably on the reputation of the Company.

7.2. Notice of Termination/No Election of Remedies. If the Company terminates this Agreement pursuant to Section 7.1 above, the Company shall give written notice of termination to the Consultant without prejudice to any other remedy to which the Company may be entitled, either at law or in equity, under this Agreement.

7.3. Termination For Cause. Termination of this Agreement under this section shall be considered termination “for cause.”

8. Termination by Notice. With the exception of the obligations set forth in Section 10, either party may terminate this Agreement upon thirty days’ written notice to the other party.

9. Survival of Obligations. The Consultant’s obligations under Sections 4, 5, 15 and 16 represent a continuing obligation of the Consultant and shall survive any termination or expiration of this Agreement.

10. Status of the Consultant. The Consultant understands and agrees that he is not an employee of the Company and that he shall not be entitled to receive employee benefits from the Company, including, but not limited to, sick leave, vacation, retirement, death benefits, an automobile, stock in the Company and/or participation in profits earned by the Company. The Consultant shall be responsible for providing, at the Consultant’s expense and in the Consultant’s name, disability, worker’s compensation or other insurance as well as licenses and permits usual or necessary for conducting the services hereunder. Furthermore, the Consultant shall pay, when and as due, any and all taxes incurred as a result of the Consultant’s compensation hereunder, including estimated taxes, and shall provide the Company with proof of said payments, upon demand. The Consultant hereby indemnifies the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of the Consultant’s breach of this section. Notwithstanding the foregoing, the parties agree that any restricted stock units granted to the Consultant by the Company that were outstanding as of the Effective Date and that had not previously become vested, payable or free from restrictions as of the Effective Date shall continue to vest during the Term of this Agreement in accordance with the terms of the applicable incentive award agreements therefor as if the Consultant had remained continuously employed by the Company. The parties also agree that Consultant’s continued service hereunder shall not extend the exercise period for any stock options held by Consultant, and that in accordance with the Separation Agreement and General Release between the parties executed as of the date hereof, Consultant’s rights to exercise any stock options held by Consultant that are unexercised as of the date hereof will be terminated and forfeited effective as of the Effective Date.

11. Representations by the Consultant. The Consultant represents that the Consultant has the qualifications and ability to perform the services in a professional manner, without the advice, control, or supervision of the Company.

12. Business Expenses. The Company shall reimburse the Consultant for all reasonable travel, supplies, and business expenses incurred by the Consultant during the Term of this Agreement, provided that each such expenditure qualifies as a proper deduction on the Company’s federal and state income tax return. Each such expenditure shall be reimbursable only if the Consultant furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction. The Consultant may not incur any single business expense in an amount exceeding one thousand dollars ($1,000.00) without the express prior written consent of the Company. The Company shall, in its sole discretion, reimburse the Consultant or not, for any business expense which exceeds such amount and which is incurred by the Consultant without the prior written consent of the Company.

13. Notices. Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called “Notices”) required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by electronic mail or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the address set forth in the introductory section of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other party.

14. Choice of Law and Venue. This Agreement shall be governed according to the laws of the state of California. Venue for any legal or equitable action between the Company and the Consultant which relates to this Agreement shall be in the courts of the State of California in the County of Los Angeles and the Central District of California of the United States District Court.

15. Indemnification. The Consultant hereby agrees to indemnify, defend and hold harmless the Company, and the Company’s officers, directors, and shareholders from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including, without limitation, interest, penalties, and reasonable attorney fees and costs, that the Company may incur or suffer and that arise, result from, or are related to any breach or failure of the Consultant to perform any of the representations, warranties and agreements contained in this Agreement.

16. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by the Consultant to the Company, and contains all of the covenants and agreements between the parties with respect to the services to be rendered by the Consultant to the Company in any manner whatsoever. The parties agree that Consultant’s Employment Agreement dated January 1, 2023 is terminated, effective February 26, 2025. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

17. Independent Contractor. The Consultant shall at all times be an independent contractor hereunder, and not a co-venturer, agent, employee or representative of the Company, and no act, action or omission to act of the Consultant shall in any way be binding upon or obligate the Company. No change in the Consultant's duties as a consultant of the Company shall result in, or be deemed to be, a modification of the terms of this Agreement. The Company shall not be treated as an employee for federal tax purposes. The Consultant hereby represents and warrants to the Company that the Consultant is an independent contractor for federal, state and local tax purposes. Further, the Consultant hereby covenants and agrees to pay any and all federal, state and local taxes required by law to be paid by an independent contractor, including, without limitation, any taxes imposed by the Self Employment Contribution Act.

18. Arbitration. The parties hereby agree that all controversies, claims and matters of difference shall be resolved by binding arbitration before the American Arbitration Association (the “AAA”) located in Los Angeles County, California according to the rules and practices of the AAA from time-to-time in force; provided however that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this section. The arbitrator shall apply California law in rendering a decision.

19. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

20. Amendment or Waiver. No amendment to this Agreement shall be valid unless in writing and signed by both parties hereto. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.

21. Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

22. Data Privacy. The Company and Consultant each acknowledge and agree that where a party processes personal data under or in connection with this Agreement it alone determines the purposes and means of such processing as a data controller. To the extent Consultant discloses, provides or otherwise makes available, personal data to Company under or in connection with the Agreement (“Shared Personal Data”), Consultant acknowledges that Company and its agents may process such Shared Personal Data for any purpose related to this Agreement, including for any purpose necessary to comply with applicable law. In connection with the Shared Personal Data, Consultant warrants that it: (a) has provided adequate notices to, and obtained valid consents from, the relevant individuals, in each case, to the extent necessary for Company or its agents to process the Shared Personal Data in connection with this Agreement which may include the transfer of the Shared Personal Data to Company outside of the European Economic Area (EEA); and (b) shall not, by act or omission, cause Company to violate any Data Protection Laws, notices provided to, or consents obtained from, data subjects as result of processing the Shared Personal Data in connection with this Agreement. In addition, Consultant agrees to comply with applicable data protection and data privacy laws.

23. Counterparts. This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date first written above.

CONSULTANT	COMPANY STAAR SURGICAL COMPANY
/s/ Tom Frinzi	/s/ Nathaniel Sisitsky
Thomas G. Frinzi	Nathaniel Sisitsky General Counsel

EXHIBIT A

DUTIES OF CONSULTANT

Consultant shall provide advisory services in connection with the transition of his role, as requested from time to time by the Company’s CEO, members of the Board of Directors, and members of the Executive Management Team, which may include, without limitation, advice regarding corporate strategy, operations, and personnel.